Exhibit 10.29
Third Wave Technologies, Inc. 2007 Incentive Plan
On February 21, 2007, the compensation committee of the board of directors of Third Wave Technologies, Inc. (the “Company”) approved the Company’s incentive plan for 2007. Based on the Company’s performance against established performance measures and individual performance against individual performance measures, participants, including the Company’s executives, will be eligible to receive from 0% to 200% of his or her target annual incentive award. The Company performance objectives measured under the plan are net cash from operations, total revenue and certain product development and other milestones.